EXHIBIT 99.1

Two River Bancorp Reports 2015 Third Quarter and Nine Months Financial Results; Highlighted by Asset Quality Improvements

TINTON FALLS, N.J., Oct. 27, 2015 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("Two River"), today reported financial results for the third quarter and first nine months of 2015.

Quarterly Operating and Financial Highlights

  Net income available to common shareholders increased 1.1% to $1.68 million, or $0.21 per diluted share, in the third quarter of 2015, up from $1.66 million, or $0.20 per diluted share in the corresponding prior year's quarter, which included no required provision for loan losses as a result of non-recurring net loan recoveries of $497,000 during that 2014 period. On a linked quarter basis, third quarter 2015 net income available to common shareholders increased 16.0% from the second quarter of 2015.

  Non-performing assets to total assets decreased to 0.50% from 0.75% at June 30, 2015 and from 1.00% at December 31, 2014. During the third quarter of 2015, non-performing assets declined $2.2 million, or 34.2%.

  Return on average assets (ROAA) was 0.79% for the third quarter of 2015, compared to 0.71% for the previous quarter and 0.87% for the third quarter of 2014.

  Return on average equity was 6.95% for the three months ended September 30, 2015, compared to 6.15% for the previous quarter and 6.85% for the third quarter of 2014.

  Net interest margin for the third quarter of 2015 was 3.65%, compared to 3.65% for the previous quarter and 3.80% for the third quarter of 2014.

  Tangible book value per share was $9.28 at September 30, 2015, compared to $8.79 at December 31, 2014 and $8.63 at September 30, 2014.

  Mortgage banking fees increased 128.7% to $327,000 on a linked quarter basis and increased 505.6% compared to the same prior year's quarter.

  Total assets at September 30, 2015 increased 7.8% to $842.3 million from year-end 2014.

Management Commentary – 2015 Third Quarter Review

Mr. William D. Moss, President and CEO, stated, "The results for the third quarter were strong throughout the Company. We reported improved asset quality and higher non-interest income through the growth in our mortgage banking business. We were particularly pleased to report higher net income during the period. This was achieved despite an unusual third quarter for the prior year where we had $497,000 in non-recurring net loan recoveries, which resulted in no required loan loss provision during that period."

Management Commentary – Loan Growth / Non-Interest Income

Mr. Moss continued, "We have maintained our lending standards without compromising on rate or credit quality. The majority of Two River's loan growth during 2015 has been driven by demand in our core commercial real estate lending, with total loans up 7.6% from year-end 2014.  During the third quarter, we achieved modest loan growth even after the sale of $5.6 million of seasoned portfolio residential adjustable rate mortgages. The sale resulted in a $113,000 gain, which is in-line with our goal of building a residential mortgage portfolio that provides opportunities to increase non-interest income."

Mr. Moss added, "We have achieved considerable growth in mortgage banking revenues since the repositioning of our residential mortgage operations in late 2014. This enhanced revenue stream has been the primary driver of higher non-interest income during the period. However, we still feel there is considerable growth potential as we move into 2016."

Share Repurchase Program

As previously announced in December 2014, the Company's Board of Directors approved a share repurchase program for 2015. Under this program, the Company may repurchase up to $2.0 million of its common stock. During the third quarter of 2015, the Company repurchased 27,800 shares, for a total of $252,000.

Dividend Information

On October 21, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.035 per share, payable on December 4, 2015 to common shareholders of record at the close of business on November 13, 2015, which marks the 11th consecutive quarterly cash dividend paid by the Company to its shareholders.

Key Quarterly Performance Metrics

	3rd Qtr. 2015	2nd Qtr. 2015	1st Qtr. 2015	4th Qtr. 2014	3rd Qtr. 2014	9 Mo. Ended 9/30/15	9 Mo. Ended 9/30/14

Net Income (000's)	$1,692	$1,461	$1,443	$1,459	$1,688	$4,596	$4,558
Income Available to Common Shareholders (000's)	$1,677	$1,446	$1,428	$1,432	$1,658	$4,551	$4,468
Earnings per Common Share – Diluted	$0.21	$0.18	$0.18	$0.18	$0.20	$0.56	$0.55
Return on Average Assets	0.79%	0.71%	0.74%	0.74%	0.87%	0.75%	0.80%
Return on Average Tangible Assets (1)	0.80%	0.73%	0.76%	0.76%	0.89%	0.76%	0.82%
Return on Average Equity	6.95%	6.15%	6.20%	5.91%	6.85%	6.44%	6.31%
Return on Average Tangible Equity (1)	8.55%	7.59%	7.67%	7.26%	8.42%	7.94%	7.78%
Net Interest Margin	3.65%	3.65%	3.77%	3.75%	3.80%	3.69%	3.80%
Non-Performing Assets to Total Assets	0.50%	0.75%	0.75%	1.00%	1.03%	0.50%	1.03%
Allowance as a % of Loans	1.25%	1.23%	1.26%	1.29%	1.35%	1.25%	1.35%
(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release.

Loan Composition

The components of the Company's loan portfolio at September 30, 2015 and December 31, 2014 are as follows:

	(In Thousands)
	September 30, 2015	December 31, 2014
Commercial and industrial	$ 96,807	$ 96,514
Real estate – construction	98,355	89,145
Real estate – commercial	415,525	383,777
Real estate – residential	37,761	30,808
Consumer	27,703	28,095
	676,151	628,339
Allowance for loan losses	(8,429)	(8,069)
Unearned fees	(567)	(725)
Net Loans	$ 667,155	$ 619,545

2015 Third Quarter and First Nine month Financial Review

Net Income

Net income available to common shareholders for the three months ended September 30, 2015 was $1.68 million, or $0.21 per diluted common share, as compared to $1.66 million, or $0.20 per diluted common share, for the corresponding prior-year period, an increase of 1.1%. The increase was primarily due to higher net interest income and non-interest income, along with a lower effective tax rate, partially offset by higher non-interest expense and provision for loan losses. On a linked quarter basis, third quarter 2015 net income available to common shareholders increased 16.0% from the 2015 second quarter.

Net income available to common shareholders for the nine months ended September 30, 2015 increased 1.9% to $4.55 million, or $0.56 per diluted share, compared to $4.47 million, or $0.55 per diluted share, in the same prior-year period.

Net Interest Income

Net interest income for the quarter ended September 30, 2015 was $7.2 million, an increase of 6.5% compared to $6.8 million in the corresponding prior-year period. This increase was largely due to an increase of $77.3 million, or 10.9%, in average interest earning assets, primarily resulting from growth in the Company's loan portfolio. On a linked quarter basis, net interest income increased by $309,000, or 4.5%, from $6.9 million.

For the first nine months of 2015, net interest income increased 4.2% to $21.0 million from $20.1 million in the prior nine-month period.

Net Interest Margin

The Company reported a net interest margin of 3.65% for the quarter ended September 30, 2015, unchanged from the 3.65% reported in the second quarter of 2015 but down from the 3.80% reported for the same three month period in 2014. The decline from the prior year was primarily the result of the maturity, prepayment and contractual repricing of loans and investment securities during this extended period of lower interest rates.

Net interest margin for the first nine months of 2015 was 3.69%, compared to 3.80% in the prior year period.

Non-Interest Income

Non-interest income for the quarter ended September 30, 2015 totaled $836,000, an increase of $124,000, or 17.4%, compared to the same period in 2014. Non-interest income for the period included higher residential mortgage banking revenue of $273,000 due to higher origination volume and a $113,000 gain on the sale of $5.6 million of residential adjustable rate mortgage ("ARM") loans in September, which was partially offset by lower gains on SBA loan sales of $74,000. Additionally, other loan fees declined $37,000 due to lower loan prepayment fees. On a linked quarter basis, non-interest income decreased $105,000, or 11.2%, from $941,000 in the second quarter of 2015, primarily due to a $207,000 gain on the sale of a branch property in the second quarter.

For the nine months ended September 30, 2015, non-interest income increased $357,000, or 16.3%, to $2.6 million from the same period in 2014.

Non-Interest Expense

Non-interest expense for the quarter ended September 30, 2015 totaled $5.3 million, an increase of $486,000, or 10.1%, compared to the same period in 2014, largely due to increased staff to support growth, along with higher salaries and benefits resulting from both annual merit increases and commissions paid for higher residential mortgage banking volume generated during the quarter. On a linked quarter basis, non-interest expense decreased $69,000, or 1.3%. This decrease was primarily the result of a $104,000 gain from the sale of an OREO property during the current period.

For the nine months ended September 30, 2015, non-interest expense increased $1.3 million to $15.8 million compared to the prior year period.

Provision / Allowance for Loan Losses

During the third quarter of 2015, a provision for loan losses of $120,000 was expensed, compared to no provision for loan losses in the same prior-year period.  During the third quarter of 2014, the Company had net loan recoveries of $497,000, which resulted in no provision for loan losses in that period. For the first nine months of 2015, a provision of $400,000 was expensed, compared to $521,000 for the same prior-year period. The Company had $40,000 of net loan charge-offs during the first nine months of 2015, compared to $92,000 in the same prior-year period.

As of September 30, 2015, the Company's allowance for loan losses was $8.4 million as compared to $8.1 million as of December 31, 2014. The loss allowance as a percentage of total loans was 1.25% at September 30, 2015 as compared to 1.29% at December 31, 2014 and 1.35% at September 30, 2014.

Financial Condition / Balance Sheet

At September 30, 2015, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 9.55%, its common equity Tier 1 to risk-weighted assets ratio was 10.15%, its Tier 1 capital to risk-weighted assets ratio was 10.97% and its total capital to risk-weighted assets ratio was 12.13%.

Total assets as of September 30, 2015 were $842.3 million, an increase of 7.8%, compared to $781.2 million as of December 31, 2014.

Total loans as of September 30, 2015 were $675.6 million, an increase of 7.6%, compared to $627.6 million reported at December 31, 2014.

Total deposits as of September 30, 2015 were $690.7 million, an increase of 7.5%, compared with $642.4 million as of December 31, 2014. Core checking deposits at September 30, 2015 increased to $285.9 million, up $30.0 million, or 11.7% from year-end, primarily due to a new municipal deposit relationship coupled with seasonality, while savings, money market and time deposits increased $18.3 million, or 4.7%. The Company has continued to focus on building relationship non-interest bearing deposits.

Asset Quality

The Company's non-performing assets at September 30, 2015 decreased to $4.2 million as compared to $6.4 million at June 30, 2015 and $7.8 million at December 31, 2014. Non-performing assets to total assets at September 30, 2015 improved to 0.50%, compared to 0.75% at June 30, 2015 and 1.00% at December 31, 2014.

The improvement during the third quarter was largely due to the sale of a $1.1 million OREO property coupled with the payoffs of two non-accrual loans amounting to $1.1 million. Additionally, performing troubled debt restructured ("TDR") loans declined by $5.9 million.

Non-accrual loans decreased to $3.7 million at September 30, 2015, compared to $4.9 million at June 30, 2015 and $6.2 million at December 31, 2014. OREO and repossessed assets were $495,000 at September 30, 2015, compared to $1.4 million at June 30, 2015 and $1.6 million at December 31, 2014.

Troubled debt restructured loan balances amounted to $12.9 million at September 30, 2015, with all but $1.6 million performing. This compares to $19.5 million at June 30, 2015 and $20.5 million at December 31, 2014.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and two Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; inability to redeem our Series C preferred stock prior to the increase in our dividend rate; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Nine Months Ended September 30, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
INTEREST INCOME:
Loans, including fees	$ 7,834	$ 7,299	$ 22,720	$ 21,578
Securities:
Taxable	178	233	607	732
Tax-exempt	188	109	412	326
Interest bearing deposits	18	14	58	51
Total Interest Income	8,218	7,655	23,797	22,687
INTEREST EXPENSE:
Deposits	799	713	2,325	2,176
Securities sold under agreements to repurchase	19	17	51	47
Borrowings	155	121	468	365
Total Interest Expense	973	851	2,844	2,588
Net Interest Income	7,245	6,804	20,953	20,099
PROVISION FOR LOAN LOSSES	120	--	400	521
Net Interest Income after Provision for Loan Losses	7,125	6,804	20,553	19,578
NON-INTEREST INCOME:
Service fees on deposit accounts	142	166	433	526
Mortgage banking	327	54	613	160
Other loan fees	32	69	112	310
Earnings from investment in bank-owned life insurance	112	116	335	347
Gain on sale of SBA loans	32	106	309	384
Net gain on sale of securities	9	19	37	19
Gain on sale of premises and equipment	--	--	208	--
Other income	182	182	506	450
Total Non-Interest Income	836	712	2,553	2,196
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,198	2,842	9,318	8,581
Occupancy and equipment	964	868	2,940	2,594
Professional	272	191	718	572
Insurance	74	77	249	231
FDIC insurance and assessments	119	113	324	373
Advertising	120	128	365	294
Data processing	110	95	352	283
Outside services fees	131	119	376	348
Amortization of identifiable intangibles	10	19	38	67
OREO and repossessed asset expenses, impairment and sales, net	(137)	(7)	(161)	(72)
Loan workout expenses	65	59	278	217
Other operating	382	318	1,049	1,030
Total Non-Interest Expenses	5,308	4,822	15,846	14,518
Income before Income Taxes	2,653	2,694	7,260	7,256
INCOME TAX EXPENSE	961	1,006	2,664	2,698
Net Income	1,692	1,688	4,596	4,558
Preferred stock dividend	(15)	(30)	(45)	(90)
Net Income Available to Common Shareholders	$ 1,677	$ 1,658	$ 4,551	$ 4,468
EARNINGS PER COMMON SHARE:
Basic	$ 0.21	$ 0.21	$ 0.57	$ 0.56
Diluted	$ 0.21	$ 0.20	$ 0.56	$ 0.55
Weighted average common shares outstanding:
Basic	7,930	7,923	7,932	7,939
Diluted	8,130	8,105	8,130	8,116

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	September 30, 2015	December 31, 2014
ASSETS
Cash and due from banks	$ 20,756	$ 18,349
Interest-bearing deposits in bank	22,142	17,761
Cash and cash equivalents	42,898	36,110

Securities available-for-sale	35,676	45,431
Securities held-to-maturity	42,851	25,280
Restricted investments, at cost	3,554	3,029
Loans held for sale	1,909	1,589
Loans	675,584	627,614
Allowance for loan losses	(8,429)	(8,069)
Net loans	667,155	619,545

OREO and repossessed assets	495	1,603
Bank-owned life insurance	17,184	16,849
Premises and equipment, net	5,204	5,696
Accrued interest receivable	1,767	1,636
Goodwill	18,109	18,109
Other intangible assets	19	57
Other assets	5,448	6,262

TOTAL ASSETS	$ 842,269	$ 781,196

LIABILITIES
Deposits:
Non-interest bearing	$ 151,958	$ 140,459
Interest bearing	538,707	501,931
Total Deposits	690,665	642,390

Securities sold under agreements to repurchase	21,303	23,290
Accrued interest payable	49	46
Long-term debt	26,500	16,000
Other liabilities	6,112	5,538

Total Liabilities	744,629	687,264

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized;
Preferred stock, Series B, none issued or outstanding	--	--
Preferred stock, Series C, $1,000 liquidation preference per share; 12,000 shares authorized; 6,000 issued and outstanding at September 30, 2015, and December 31, 2014, respectively	6,000	6,000
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,202,266 and 8,167,296 at September 30, 2015 and December 31, 2014, respectively
Outstanding – 7,918,266 and 7,939,684 at September 30, 2015 and December 31, 2014, respectively	72,830	72,527
Retained earnings	21,298	17,501
Treasury stock, at cost; 284,000 shares and 227,612 shares at September 30, 2015 and December 31, 2014, respectively	(2,248)	(1,751)
Accumulated other comprehensive loss	(240)	(345)
Total Shareholders' Equity	97,640	93,932

TOTAL LIABILITIES and SHAREHOLDERS' EQUITY	$ 842,269	$ 781,196

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data
(In thousands, except per share data)
	Three Months Ended			Nine Months Ended
Selected Consolidated Earnings Data:	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014
Total Interest Income	$ 8,218	$ 7,903	$ 7,655	$ 23,797	$ 22,687
Total Interest Expense	973	967	851	2,844	2,588
Net Interest Income	7,245	6,936	6,804	20,953	20,099
Provision for Loan Losses	120	190	--	400	521
Net Interest Income after Provision for Loan Losses	7,125	6,746	6,804	20,553	19,578
Total Non-Interest Income	836	941	712	2,553	2,196
Total Non-Interest Expenses	5,308	5,377	4,822	15,846	14,518
Income before Income Taxes	2,653	2,310	2,694	7,260	7,256
Income Tax Expense	961	849	1,006	2,664	2,698
Net Income	1,692	1,461	1,688	4,596	4,558
Preferred Stock Dividends	(15)	(15)	(30)	(45)	(90)
Net Income Available to Common Shareholders	$ 1,677	$ 1,446	$ 1,658	$ 4,551	$ 4,468

Per Common Share Data:
Basic Earnings	$ 0.21	$ 0.18	$ 0.21	$ 0.57	$ 0.56
Diluted Earnings	$ 0.21	$ 0.18	$ 0.20	$ 0.56	$ 0.55
Book Value	$ 11.57	$ 11.37	$ 10.92	$ 11.57	$ 10.92
Tangible Book Value (1)	$ 9.28	$ 9.09	$ 8.63	$ 9.28	$ 8.63
Weighted Average Common Shares Outstanding (in thousands):
Basic	7,930	7,930	7,923	7,932	7,939
Diluted	8,130	8,142	8,105	8,130	8,116

(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release.

Selected Period End Balances
(In thousands)

	Sept. 30, 2015	Dec. 31, 2014	Sept. 30, 2014
Total Assets	$ 842,269	$ 781,196	$ 775,494
Investment Securities and Restricted Stock	82,081	73,740	74,751
Total Loans	675,584	627,614	615,296
Allowance for Loan Losses	(8,429)	(8,069)	(8,301)
Goodwill and Other Intangible Assets	18,128	18,166	18,185
Total Deposits	690,665	642,390	627,765
Repurchase Agreements	21,303	23,290	27,562
Long-Term Debt	26,500	16,000	16,000
Shareholders' Equity	97,640	93,932	98,637

Asset Quality Data (by Quarter)
(Dollars in thousands)

	Sept. 30, 2015	June 31, 2015	March 31, 2015	Dec. 30, 2014	Sept. 30, 2014
Nonaccrual loans	$ 3,680	$ 4,930	$ 4,450	$ 6,237	$ 6,919
Loans past due over 90 days and still accruing	--	--	--	--	--
OREO	495	1,411	1,603	1,603	1,069
Total Non-Performing Assets	4,175	6,341	6,053	7,840	7,988

Troubled Debt Restructured Loans:
Performing	11,290	17,239	15,383	16,284	17,258
Non-Performing	1,578	2,287	2,314	4,269	5,122

Non-Performing Loans to Total Loans	0.54%	0.73%	0.70%	0.99%	1.12%
Non-Performing Assets to Total Assets	0.50%	0.75%	0.75%	1.00%	1.03%
Allowance as a % of Loans	1.25%	1.23%	1.26%	1.29%	1.35%

Capital Ratios

	September 30, 2015				December 31, 2014
	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Average Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	10.15%	9.55%	10.97%	12.13%	9.95%	11.36%	12.57%
Two River Community Bank	10.91%	9.50%	10.91%	12.07%	9.90%	11.31%	12.51%
"Well capitalized" institution (under prompt correction action regulations)*	6.50%	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

*Applies to Bank only

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(In thousands, except per share data)

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014
Total shareholders' equity	$ 97,640	$ 96,255	$ 95,179	$ 93,932	$ 98,637	$ 97,640	$ 98,637
Less: preferred stock	(6,000)	(6,000)	(6,000)	(6,000)	(12,000)	(6,000)	(12,000)

Common shareholders' equity	$ 91,640	$ 90,255	$ 89,179	$ 87,932	$ 86,637	$ 91,640	$ 86,637
Less: goodwill and other tangibles	(18,128)	(18,138)	(18,147)	(18,166)	(18,185)	(18,128)	(18,185)

Tangible common shareholders' equity	$ 73,512	$ 72,117	$ 71,032	$ 69,766	$ 68,542	$ 73,512	$ 68,452

Common shares outstanding	7,918	7,935	7,925	7,940	7,932	7,918	7,932
Book value per common share	$ 11.57	$ 11.37	$ 11.25	$ 11.07	$ 10.92	$ 11.57	$ 10.92

Book value per common share	$ 11.57	$ 11.37	$ 11.25	$ 11.07	$ 10.92	$ 11.57	$ 10.92
Effect of intangible assets	(2.29)	(2.28)	(2.29)	(2.28)	(2.29)	(2.29)	(2.29)
Tangible book value per common share	$ 9.28	$ 9.09	$ 8.96	$ 8.79	$ 8.63	$ 9.28	$ 8.63

Return on average assets	0.79%	0.71%	0.74%	0.74%	0.87%	0.75%	0.80%
Effect of intangible assets	0.01%	0.02%	0.02%	0.02%	0.02%	0.01%	0.02%
Return on average tangible assets	0.80%	0.73%	0.76%	0.76%	0.89%	0.76%	0.82%

Return on average equity	6.95%	6.15%	6.20%	5.91%	6.85%	6.44%	6.31%
Effect of average intangible assets	1.60%	1.44%	1.47%	1.35%	1.57%	1.50%	1.47%
Return on average tangible equity	8.55%	7.59%	7.67%	7.26%	8.42%	7.94%	7.78%
CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com

         Media Contact:
         Adam Cadmus, Marketing Director
         Phone: (732) 982-2167
         Email: acadmus@tworiverbank.com